Exhibit 10.4

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the 8th day of April, 2013 (the “Effective Date”), by and between TALISON ROW ASSOCIATES, LP, a Delaware limited partnership (“Seller”) and TRADE STREET OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Buyer”). CHICAGO TITLE INSURANCE COMPANY (the “Escrow Agent”) joins in this Agreement for the limited purposes set forth in Section 15.

BACKGROUND

A.           This Agreement is made with reference to the following real and personal property (collectively, the “Property”):

(1)         A tract of land containing approximately 10.3 acres located in Parcel L, Daniel Island, City of Charleston, Berkeley County, South Carolina and described in Exhibit A hereto, together with all easements, rights and privileges appurtenant thereto (the “Land”);

(2)         The buildings (the “Buildings”) containing approximately 274 apartment units (“Apartment Units”) and related amenities, together with all other improvements, structures, fixtures, sidewalks, landscaping and parking areas located on or to be constructed on the Land and appurtenant thereto (the Buildings and such improvements, structures, fixtures, sidewalks, landscaping and parking areas being hereinafter collectively referred to as the “Improvements,” and the Land and the Improvements being hereinafter collectively referred to as the “Real Property”);

(3)         All of Seller’s interest as “landlord” under the tenant leases relating to the Apartment Units, including those which may be made by Seller after the Effective Date, together with all amendments thereto (collectively, the “Leases”) and security deposits (including pet deposits) or other deposits and prepaid rents made or to be made pursuant to such Leases, if any, held by Seller in connection with the Leases (collectively, the “Security Deposits”) to the extent not applied, forfeited or returned to the tenant in accordance with the applicable Lease;

(4)         All of Seller’s right, title and interest in all fixtures, equipment, furniture, furnishings, appliances, supplies, signage and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Real Property, located within the Real Property, but not any accounting software or related items (the “Personalty”); and

(5)         All of Seller’s rights, title and interest, if any, in all intangible rights and property used or useful in connection with the foregoing but only if and to the extent assignable, including, without limitation, (i) all development rights, contract rights, guarantees, licenses, approvals and permits relating to the operation of the Property, the plans and specifications listed on Exhibit B attached hereto and incorporated by reference herein (the “Plans and Specifications”), other architectural and engineering drawings for the Improvements, drawings, building permits, construction warranties and other warranties relating to the fixtures and equipment constituting any part of the Improvements and the Personalty, (ii) the marks identifying the Property, including, without limitation, “Talison Row”, and (iii) telephone exchange numbers, website domains, and advertising materials used in connection with the Property (the “Intangible Property”).

B.           Seller is prepared to sell, transfer and convey the Property to Buyer, and Buyer is prepared to purchase and accept the same from Seller, all for the purchase price and on the other terms and conditions hereinafter set forth.

TERMS AND CONDITIONS

In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

1.          Sale and Purchase. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the purchase price and on and subject to the other terms and conditions set forth in this Agreement.

2.          Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be FORTY SEVEN MILLION NINE HUNDRED THOUSAND and 00/100 Dollars ($47,900,000.00), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

2.1           Initial Deposit. Within two (2) business days following the Effective Date of this Agreement, Buyer shall deliver to Escrow Agent, in immediately available funds, to be held in escrow in a federally insured interest bearing account in the name of Buyer with a financial institution approved by Seller and Buyer, a cash deposit in the amount of TWO HUNDRED THOUSAND and 00/100 Dollars ($200,000.00) (together with any interest earned thereon, the “Initial Deposit”) as security for the performance of Buyer’s obligations under this Agreement.

2.2           Additional Deposit. Unless Buyer terminates this Agreement during the Inspection Period (hereinafter defined), Buyer shall, within two (2) business days following the expiration of the Inspection Period, deliver to Escrow Agent, in immediately available funds, to be held in escrow in the same account as the Initial Deposit, an additional cash deposit in the amount of EIGHT HUNDRED THOUSAND and 00/100 Dollars ($800,000.00) (together with any interest earned thereon, the “Additional Deposit”) as further security for the performance of Buyer’s obligations under this Agreement. The Initial Deposit and the Additional Deposit, after the Additional Deposit is delivered to Escrow Agent, are referred to herein as the “Deposit.” The Additional Deposit may be made by delivering to Seller a letter of credit in the amount of the Additional Deposit so long as such letter of credit satisfies the requirements on Exhibit C attached hereto in all material respects.

2.3          Failure to Make Deposit. Any failure of the Buyer to timely deliver the Initial Deposit or the Additional Deposit in accordance with the provisions of Sections 2.1 and 2.2 shall entitle Seller to terminate this Agreement at any time by giving written notice to Buyer at any time before the applicable Deposit is actually made. Time is of the essence with respect to the delivery of the Deposit.

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2.4          Independent Contract Consideration. Seller and Buyer hereby acknowledge and agree that One Hundred and No/100 Dollars ($100.00) of the Deposit shall be deemed the amount that has been bargained for and agreed to as consideration for the Inspection Period.

2.5           Payment at Closing. At the consummation of the transaction contemplated hereby (the “Closing”), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price and Escrow Agent shall apply the Deposit or portion thereof being held by Escrow Agent to the Purchase Price and, if applicable, Seller shall return the Letter of Credit to Buyer. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available funds, transferred to the order or account of Seller or such other person as Seller may designate in writing.

2.6           Closing Disbursements. The delivery and recording of documents and the disbursement of funds shall be effectuated through the Escrow Agent at the Closing and pursuant to the closing instructions from the parties hereto, which closing instructions shall not modify or diminish the parties’ respective obligations hereunder.

3.           Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows that as of the date of this Agreement:

3.1.          Authority. Seller has been duly organized and is validly existing and in good standing as a Delaware limited partnership, is qualified to transact business in the State of South Carolina and has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. This Agreement has been authorized and properly executed and constitutes the valid and binding obligation of Seller, enforceable in accordance with their terms.

3.2.          No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Seller by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, assumed or released at Closing. To Seller’s actual knowledge, no action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Seller in accordance with its terms.

3.3.          No Condemnation. Seller has not received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Real Property.

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3.4.          Contracts. To Seller’s actual knowledge, there are no design, construction, management, leasing, service, equipment, supply, maintenance or concession agreements in effect with respect to which Seller is a party and relate to the operation of the Property, except those set forth in a “List of Contracts” (collectively, the “Contracts”) to be delivered to Buyer pursuant to Section 4.4 hereof. To Seller’s actual knowledge, there exists no material default under any of the Contracts.

3.5.          Compliance. Seller has not received written notice from any governmental agency or other body of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Real Property which have not been cured.

3.6.          Litigation. There is no material action, suit or proceeding in court or arbitration which is pending or, to Seller’s actual knowledge, threatened against or affecting the Property or arising out of the ownership, management or operation of the Real Property or against Seller which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

3.7.          FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

3.8.          Leases. To Seller’s actual knowledge, the Rent Roll (as defined herein) (i) lists all tenants of the Property as of the date thereof and (ii) except as set forth in the Leases, is accurate in all material respects. Seller has delivered to Buyer or otherwise made available to Buyer true, correct and complete copies of the Leases, and there are no other written agreements with respect to the tenancies created by the Leases that amend or modify the Leases. To Seller’s actual knowledge, each of the Leases is in full force and effect. Except as disclosed in the Rent Roll, to Seller’s actual knowledge, no rent has been collected for more than one month in advance and no concessions, bonuses, free rent or other reductions or modifications of rent due from any tenant have occurred. To Seller’s actual knowledge, there are no Leasing Costs due or to become due with respect to any of the Leases except as set forth on the Rent Roll. The Rent Rolls are prepared by Seller’s third party property manager, have not been independently verified by Seller and are the Rent Rolls used and relied upon by Seller in connection with its operation of the Property.

3.9.          Property Materials. To Seller’s actual knowledge, the materials delivered to or made available to Buyer pursuant to Section 4.4 below are true and correct copies. The Operating Statements were prepared by Seller’s third party property manager, have not been independently verified by Seller and are the Operating Statements used and relied upon by Seller in connection with its operation of the Property.

3.10.        Bankruptcy. No Bankruptcy, insolvency, rearrangement or similar action involving Seller, whether voluntary or involuntary, is pending or, to Seller’s actual knowledge, threatened, and Seller has never: (i) filed a voluntary petition in bankruptcy; (ii) been adjudicated a bankrupt or insolvent or filed a petition or action seeking any reorganization, arrangement, recapitalization, readjustment, liquidation, dissolution or similar relief under any Federal bankruptcy act or any other laws; (iii) sought or acquiesced in the appointment of any trustee, receiver or liquidator of all or any substantial part of its or his properties, the Land and Improvements, personal property or any portion thereof, or (iv) made an assignment for the benefit of creditors or admitted in writing its or his inability to pay its or his debts generally as the same become due.

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3.11.        ERISA. The Property is not a “plan asset” as defined in ERISA and the sale of the Property by Seller is not a “prohibited transaction” under ERISA. No collective bargaining agreements between Seller and any labor organization apply to the operation and/or management of the Property and, to Seller’s actual knowledge, no organizational efforts are being made with regard to the Property. No pension, retirement, profit-sharing or similar plan or fund, ERISA-qualified or otherwise, has been established by or on behalf of Seller with respect to the operation and/or management or the Property and Seller has no liabilities for pension or retirement payments with respect to the operation and/or management of the Property.

3.12.        Parties in Possession. There are no parties in possession of any portion of the Property except the tenants pursuant to the Leases. There are no options, purchase contracts, leases or other agreements granting a third party any rights or interest in the Property or any part thereof except as disclosed in the Title Commitment (as defined below).

3.13.        Prohibited Persons and Transactions. Neither Seller nor any of its constituents or affiliates have engaged in any dealings or transactions, directly or indirectly: (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, The United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time ("Anti-Terrorism Order"). Neither Seller nor any of its constituents or affiliates (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department's Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and neither Seller nor any of its constituents or affiliates have engaged in any dealings or transactions with any such person. Notwithstanding anything contained in the foregoing to the contrary, Seller shall have no duty to investigate or confirm that any shareholders of Seller’s general partner are in compliance with the provisions of this Section 9.1(f), and any violation by any such shareholders shall not be a default by Seller hereunder.

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3.14.        Limitations Regarding Seller’s Representations and Warranties. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase “to Seller’s actual knowledge”, “to the best of Seller’s actual knowledge” or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Stephen McClure, in his/her capacity as a member of the general partner of Seller and the person within Seller’s organization who is the most familiar with the day-to-day management and operation of the Property, and not individually, without any obligation on such individuals’ parts to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like. If Buyer becomes aware prior to the Closing that any representation or warranty hereunder is untrue, or any covenant or condition to Closing has not been fulfilled or satisfied (if not otherwise waived by Buyer), and Buyer nonetheless proceeds to close on the purchase of the Property, then Buyer shall be deemed to have irrevocably and absolutely waived, relinquished and released all rights and claims against Seller for any damage or loss arising out of or resulting from such untrue representation or warranty or such unfulfilled or unsatisfied covenant or condition. Buyer agrees to inform Seller promptly in writing if it obtains actual knowledge that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder.

4.           Conditions Precedent to Buyer’s Obligations. All of Buyer’s obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option):

4.1.          Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date, subject, to changes in facts or circumstances occurring after the Effective Date with respect to the representations in Section 3.3, 3.5, 3.6, 3.8 and 3.9 above and disclosed to Buyer in writing by Seller (collectively, “Disclosed Information”); provided, however, if, the Disclosed Information’s reflects material changes to the representations in Section 3.3, 3.5, 3.6, 3.8 and 3.9 above, and such changes have or will have, in Buyer’s good faith business judgment, a material adverse effect on the condition, value, title or ability of Buyer to own and operate the Property, then Buyer shall have the right to notify Seller that the condition in this Section 4.1 is not satisfied.

4.2.          Performance. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

4.3.          Documents and Deliveries. All instruments and documents required on Seller’s part to effectuate this Agreement and the transactions contemplated hereby shall be delivered to Buyer.

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4.4.          Inspection Period; Access; Purchase “As Is”. To the extent in or reasonably within the Seller's possession, Seller shall deliver to Buyer within five (5) days following the Effective Date of this Agreement, (i) the Plans and Specifications, (ii) a current rent roll for the Property (the “Rent Roll”) in the form attached hereto as Exhibit I, (ii) a list of all Contracts together with true and correct copies of the Contracts, excluding, however, copies of any Contracts relating to the construction of the Improvements, such as, by way of example but not limitation, Contracts with architects, engineers, design consultants, subcontractors, vendors and material suppliers, (iii) a copy of Seller’s most current title insurance information and survey of the Property, (iv) real estate tax bills for the current year and previous two calendar years, (v) utility bills, (vi) permits and certificates of occupancy related to the Property, (vii) a copy of any environmental reports, soils reports, and site assessments related to the Property in the possession of Seller, (viii) a list of the Personalty, and (ix) copies of all monthly operating statements (the “Operating Statements”) for the Property commencing with the Operating Statements covering January, 2013 in the form attached hereto as Exhibit J and continuing for each month thereafter until Closing. Seller agrees to provide to Buyer any other information reasonably requested from time to time prior to the end of the Inspection Period that is related to the ownership and operation of the Property (“Other Information”). In addition, Seller shall make available to Buyer at the offices of the property manager at the Property (1) true, correct, complete and legible copies of the lease files for all tenants, including the Leases, amendments, modifications, terminations, guaranties, any letter agreements and assignments which are then in effect and all material correspondence pertaining to each Lease and all consents or waivers with respect thereto, and (2) warranties, licenses and permits relating to the Property (all such items [(i)-(ix) and (1)-(2) above] and the Other Information is hereafter referred to as the “Property Materials”), except for any materials which are confidential, privileged or proprietary in nature, such as (but not limited to) internal memoranda and analyses, appraisals, financial projections, client and investor correspondence and other similar materials (the "Proprietary Materials"). Buyer hereby acknowledges and agrees that, except as set forth herein, (a) Seller has not independently verified the accuracy of completeness of any of the Property Materials, (b) Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of the Property Materials, and (c) Seller shall have no liability to Buyer as a result of any inaccuracy or incompleteness of any of the Property Materials. In the event that the Closing does not occur in accordance with the terms of this Agreement, Buyer shall return to Seller or destroy all of the documents, material or information regarding the Property supplied to Buyer by Seller, together with any additional third party reports generated for Buyer regarding the Property, regardless of whether supplied by Seller, that Seller requests in writing from Buyer, provided, however, that in no event shall Buyer be required to provide any documents, materials or information which are subject to attorney/client, work product or similar privilege, which constitute attorney communications with respect to Buyer, or which are subject to a confidentiality agreement.

4.4.1.          During the Inspection Period (as defined below), Buyer, its agents and representatives, shall be entitled to enter upon the Real Property from time to time (as coordinated through Seller’s property manager), including those Apartment Units that are not leased to a tenant in occupancy, upon reasonable prior notice to Seller, to perform inspections and tests of the Property, including surveys, environmental studies, examinations and tests of all structural and mechanical systems within the Improvements, and to examine the books and records of Seller and Seller’s property manager relating to the Property. Before entering upon the Property, Buyer shall furnish to Seller evidence of general liability insurance coverage in such amounts and insuring against such risks as Seller may reasonably require. Buyer shall not enter into any part of the Property where construction operations are underway without notice to Seller and coordination with the construction superintendent. Buyer shall comply with all applicable safety requirements imposed by Seller in connection with any inspections or investigations of the portions of the Improvements under construction, all of which shall be carried out at a time and in a manner that will not interfere with the work in progress. Notwithstanding the foregoing, Buyer shall not be permitted to interfere unreasonably with Seller’s operations at the Property or enter any Apartment Unit that is leased to a tenant unless accompanied by a representative of Seller, and the scheduling of any inspections shall take into account the timing and availability of access to tenants’ premises, subject to tenants’ rights under the Leases or otherwise. If Buyer wishes to engage in any testing which is invasive, which will damage or disturb any portion of the Property, which will involve sampling, or which will involve testing of subsurface soils or groundwater, Buyer shall obtain Seller’s prior consent thereto, which may be withheld by Seller in its sole and absolute subjective discretion. Buyer shall repair any damage to the Property caused by any such tests or investigations, and indemnify Seller from any and all liabilities, claims, costs and expenses resulting therefrom provided, however, Buyer shall have no liability to Seller under this Section 4.4 for pre-existing conditions at or upon the Property. The foregoing indemnification shall survive Closing or the termination of this Agreement.

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4.4.2.          The term “Inspection Period,” as used herein, shall mean the period ending at 5:00 p.m. Eastern Time Zone (U.S.A.) on April 26, 2013. Buyer may terminate this Agreement in its sole discretion, for any reason or no reason, by giving written notice of such election to Seller on any day prior to and including the final day of the Inspection Period, in which event the Deposit shall be returned forthwith to Buyer and, if requested by Seller in writing, Buyer shall deliver to Seller copies of the documents as set forth in the last sentence of the first paragraph of Section 4.4, and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. In the absence of such written notice, the contingency provided for in this Section 4.4.2 no longer shall be applicable, and this Agreement shall continue in full force and effect.

4.4.3.          EXCEPT FOR THE WARRANTIES AND REPRESENTATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT, AS BETWEEN BUYER AND SELLER, SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

AS BETWEEN BUYER AND SELLER, BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, ANY PROSPECTUS DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGERS OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. BUYER ALSO ACKNOWLEDGES THAT THE PURCHASE PRICE REFLECTS AND TAKES INTO ACCOUNT THAT THE PROPERTY IS BEING SOLD “AS-IS.”

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BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY OR DESIRABLE TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND, SUBJECT TO BUYER’S RIGHTS UNDER SECTION 10.2 AND ELSEWHERE IN THIS AGREEMENT, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING OR ANY TERMINATION OF THIS AGREEMENT.

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4.4.4.          Seller represents and warrants to Buyer that, to Seller’s actual knowledge, there are no, and have never been any, Hazardous Materials (as defined below) in, on, above or beneath the Real Property or emanating therefrom, that constitute a violation of applicable local, state and Federal environmental laws. Notwithstanding the foregoing, Seller is granting to Buyer the Inspection Period for purpose of, among other things, permitting Buyer to conduct such investigations, inspections and research as it deems necessary or appropriate to determine whether it is satisfied with the environmental condition of the Property and the absence of Hazardous Materials. Buyer hereby agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Buyer responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above or beneath the Real Property or emanating therefrom, then the Buyer waives any rights it may have against Seller, except as otherwise expressly set forth in this Agreement, in connection therewith including, without limitation, under CERCLA (as defined below), and Buyer agrees that it shall not (i) implead the Seller, (ii) bring a contribution action or similar action against the Seller or (iii) attempt in any way to hold the Seller responsible with respect to any such matter. The provisions of this Section 4.4.4 shall survive the Closing. As used herein, “Hazardous Materials” shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantities concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any hazardous or toxic waste or substances which are included under or regulated (whether now exiting or hereafter enacted or promulgated, as they may be amended from time to time) by or under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.); the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977 (33 U.S.C. § 1251 et seq.), the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990 (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986, (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act of 1970, as amended, (29 U.S.C. §§ 651 et seq.), the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and any other analogous or similar federal, state or local laws or ordinances, as each has been further amended, and any and all regulations promulgated pursuant to such laws or ordinances.

4.5.          Title and Survey Matters. Within five (5) days following the Effective Date of this Agreement, Seller shall, at Seller’s sole cost and expense, furnish to Buyer a title report or commitment issued by the Escrow Agent (the “Title Commitment”) with respect to the Property (with copies of all instruments listed as exceptions to title). Seller has previously provided to Buyer a copy of Seller’s most recent existing boundary survey of the Property and a copy of the plat of the Property (collectively, the “Existing Survey”). Buyer may elect, at Buyer’s sole cost and expense (subject to Section 8.2), to obtain an updated survey of the Property showing, among other things, the Improvements (the “Updated Survey”). Buyer shall have until (i) April 16, 2013 as to the Title Commitment, any exceptions to coverage set forth therein and the Existing Survey, and (ii) the later of April 16, 2013 or five (5) days after receipt of the Updated Survey, as to matters shown in the Updated Survey that were not shown in the Existing Survey, to approve or disapprove matters disclosed thereby and to give written notice to Seller of any disapproval thereof, indicating in reasonable detail the nature and reasons for Buyer’s objection; and failure to give such notice of disapproval shall constitute Buyer’s approval of all such matters. In the event Buyer so notifies Seller of Buyer’s disapproval of Title Commitment or survey matters, Seller may elect (but shall have no obligation whatsoever) to attempt to cure any disapproved matter within thirty (30) days from receipt of such notice (the “Title Cure Period”), in which event the Closing, if it otherwise is scheduled to occur earlier, shall be extended until the earlier of thirty (30) days after receipt of such notice or five (5) business days after such matter is cured. Within five (5) business days after receiving Buyer’s notice (the “Seller’s Title Notice Period”), Seller shall notify Buyer if Seller intends to attempt to effectuate such cure; provided that Seller shall be obligated to remove, pay and/or satisfy prior at Closing any liens against the Property granted or caused by Seller and any mechanic’s or materialman’s lien not caused by Buyer or its agents or any judgment docketed, filed or recorded against the Property; provided, however, any lien or judgment filed or recorded against the Property may be satisfied for the purposes hereof by “insuring around” or providing a surety bond that is sufficient to allow the Title Company to issue the Owner Policy of Title Insurance without exceptions for such matters. Notwithstanding the foregoing, Seller shall not be obligated to satisfy at closing any liens against the Property for a liquidated amount that are in excess of $200,000 other than any mortgage(s) or other security instruments encumbering the Property which shall be paid in full from the proceeds of the sale unless, with the consent of Buyer, the mortgage is assumed or transferred to Buyer. In the event that Seller fails to give such notice of its intention to attempt to effectuate such cure within Seller’s Title Notice Period or give Buyer notice that Seller will not attempt to effectuate such cure, Buyer may, within five (5) business days after the expiration of the Seller’s Title Notice Period, terminate this Agreement by notice to Seller in which event the Deposit shall be returned to Buyer, provided if Buyer does not so terminate this Agreement within five (5) business days after the expiration of the Seller’s Title Notice Period, Buyer shall be deemed to have waived objection to any such Title Commitment or survey matters and agreed to accept title subject thereto, without reduction in the Purchase Price. In the event Seller gives such notice of its intention to attempt to effectuate such cure and thereafter fails to actually effectuate such cure (in a manner reasonably acceptable to Buyer) within the Title Cure Period, Buyer’s sole rights with respect thereto shall be to terminate this Agreement prior to Closing, in which event the Deposit shall be returned to Buyer; provided if Buyer does not so terminate this Agreement prior to Closing, Buyer shall be deemed to have waived objection to any such Title Commitment or survey matters and agreed to accept title subject thereto, without reduction in the Purchase Price.

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If, (i) as the result of any change or event occurring after the date of the initial Title Commitment (other than a change resulting from Seller’s cure of objection previously made by Buyer), the Escrow Agent issues any update to the Title Commitment to add or modify, in any material respects, requirements or exceptions or to modify, in any material respects, the conditions to obtaining any endorsement requested by Buyer, or (ii) as the result of any change or event occurring after the date of the Updated Survey (other than a change resulting from Seller’s cure of objection previously made by Buyer), the surveyor modifies the Updated Survey in any material respect, then Buyer shall promptly notify Seller of any objections to such revisions, but in no event later than five (5) business days after Buyer’s receipt of said update, in which event the same procedures for response, cure, extension of Closing, termination and waiver set forth above, as applicable, shall apply to such new objections.

5.          Failure of Conditions. In the event Seller shall not be able to convey title to the Property on the date of Closing in accordance with the provisions of this Agreement, and Buyer has performed and is not in breach or default hereunder, then Buyer shall have the option, exercisable by written notice to Seller at or prior to Closing, of (1) accepting at Closing such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, or (2) declining to proceed to Closing. In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit (together with interest thereon) shall be returned to Buyer and Seller shall pay to Buyer the Survey Reimbursement Amount (as defined below). Seller has advised Buyer that it is obligated to obtain a final survey of the Property that complies with the survey requirements on Exhibit L attached hereto. If Buyer elects to obtain an Updated Survey, the Updated Survey substantially complies with the requirements of Exhibit L and Buyer elects to terminate this Agreement prior to the expiration of the Inspection Period as provided in Section 4.4.2 or 4.5 or because of the failure of any condition to Buyer’s obligations in Section 4 above, Seller will reimburse Buyer for the costs of the Updated Survey (the “Survey Reimbursement Amount”).

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6.           Pre-Closing Matters.

6.1.          Construction of the Improvements. Seller shall complete construction of the Improvements in a good, workmanlike and timely manner, in substantial conformance with the Plans and Specifications, and in substantially the same fit and finish as Buildings 1 through 4. During business hours and with at least twenty-four hours’ prior notice to Seller, Buyer shall have the right to come onto the Property for the purpose of inspecting the construction of the Improvements so long as such inspections are carried out in a manner that does not interfere with Seller or the contractors and subcontractors performing the work. Seller shall exercise commercially reasonable efforts to obtain and provide to Buyer an assignment of warranty from the general contractor for the Improvements, and shall notify buyer no later than five (5) business days prior to Closing if it will be unable to obtain such an assignment.

6.2.          Contracts. From the Effective Date through Closing, Seller will comply with its material obligations under the Contracts. Buyer shall give notice to Seller on or before the expiration of the Inspection Period of the Contracts which are terminable but which Buyer elects to not continue after Closing, and Seller shall take such steps as are necessary to terminate such Contracts (to the extent terminable) at or before Closing with the Buyer being obligated to pay (and to indemnify Seller from) any termination fees or other charges resulting from such termination. All Contracts not so terminated (collectively, the “Assigned Contracts”) shall be assigned to and assumed by Buyer at Closing, excluding, however, any Contracts relating to the construction of the Improvements, such as, by way of example but not limitation, Contracts with architects, engineers, design consultants, subcontractors, vendors and material suppliers. Seller shall be responsible for obtaining all consents from contracting parties as necessary under the terms of the Assigned Contracts to effect valid and enforceable assignments of the Assigned Contracts to Buyer; provided, however, if Seller is unable to obtain the consent to assign any Contract that by its terms requires such consent, Seller shall have the right to terminate such Contract rather than assign it to Buyer. From and after the Effective Date of this Agreement, Seller shall provide Buyer with copies of any new Contracts. From and after the Effective Date of this Agreement, Seller shall not enter into any new Contracts that cannot be terminated upon thirty (30) days’ notice, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer shall be deemed to have consented to any proposed new Contract if Buyer has not responded within five (5) business days after Seller's request for consent thereto. Notwithstanding the foregoing, Seller shall terminate its contract with Riverstone Residential (“Property Manager”) at the Closing and Buyer shall enter into a new property management agreement with Property Manager whereby Property Manager will continue to manage the Property until it achieves an occupancy rate of 90% unless sooner terminated for cause.

6.3.          Leases. From the Effective Date through Closing, Seller will comply with its material obligations under the Leases. All new Leases or any amendment, modification, renewal or extension of a Lease entered into after the expiration of the Property Inspection Period shall be on Seller’s standard lease form consistent with Seller's past practices at the Property.

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6.4.          No Marketing of Property. Seller shall not enter into any contract or other written agreement for sale of the Property with any other party.

6.5.          No Liens on Property. Except for the existing financing secured by a lien on the Property (which will be paid in full at the Closing), Seller shall not voluntarily create any liens, easements or other conditions affecting any portion of the Property without the prior written consent of Buyer, which shall not be unreasonably withheld, conditioned or delayed.

6.6.          Operation and Maintenance of Improvements; Removal of Personal Property. From the Effective Date through Closing, Seller shall operate and maintain those portion of the Improvements with respect to which construction has been completed substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s operation and maintenance of the Improvements during Seller’s period of ownership. From the Effective Date through Closing, Seller will not remove any Personalty from the completed Apartment Units except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Personalty.

6.7.          Insurance. From the Effective Date through Closing, Seller shall keep the Property insured under its current policies against fire and other hazards and commercial general liability insurance in accordance with its obligations under the existing construction loan encumbering the Property.

6.8.          Indemnities.

6.8.1.         Seller’s Indemnity. To the full extent permitted by applicable law, Seller shall defend, indemnify and hold harmless Buyer from and against any and all accidents, injuries, claims, demands, suits, damages, losses, liabilities and expenses, including attorneys’ and experts’ fees and expenses, arising out of, in connection with or caused by the negligent acts, omissions of Seller, provided that the underlying accident, injury, claim, demand, suit, damage, loss, liability or expense arose or occurred prior to Closing.

6.8.2.         Buyer’s Indemnity. To the full extent permitted by applicable law, Buyer shall defend, indemnify and hold harmless Seller from and against any and all accidents, injuries, claims, demands, suits, damages, losses, liabilities and expenses, including attorneys’ and experts’ fees and expenses, arising out of, in connection with or caused by the negligent acts, omissions of Buyer, provided that the underlying accident, injury, claim, demand, suit, damage, loss, liability or expense arose or occurred after Closing.

Notwithstanding anything else herein, the provisions of this Section 6.8 shall survive Closing.

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6.9.          Compliance. From the Effective Date through Closing, Seller shall comply in all material respects with all laws, ordinances, orders, regulations and requirements applicable to the Property. After the Effective Date, Seller will promptly provide Buyer with a copy of any written notice received from any governmental agency or other body of any existing violations of any federal, state, county or municipal laws, ordinances, orders, codes, regulations or requirements affecting the Real Property such written notice received.

7.           Closing; Deliveries.

7.1.          Time of Closing. The Closing shall take place on the first business day that is no later than thirty (30) days after the Completion Date (as defined below), subject, however, to extension pursuant to Section 4.5 and/or Section 7.1.1, at the offices of the Escrow Agent, unless otherwise agreed to in writing by both Seller and Buyer. The term “Completion Date” shall mean the date that Seller delivers to Buyer copies of permanent certificate(s) of occupancy from the applicable governmental authorities having jurisdiction over the Property and the Improvements covering all of the Apartment Units and other Buildings at the Property. In the event Seller has not delivered to Buyer copies of permanent certificate(s) of occupancy from the applicable governmental authorities having jurisdiction over the Property and the Improvements covering all of the Apartment Units and other Buildings at the Property by September 30, 2013 (the “Outside Date”), all obligations, liabilities and rights of the parties under this Agreement shall terminate and the Deposit (together with interest thereon) shall be returned to Buyer.

7.1.1           If Seller has been unable to complete normal and customary “punch list” items, obtain all mechanics’ and materialmen’s lien releases and any other matters necessary for the Title Company to issue the Owner Policy of Title Insurance within thirty (30) days after the Completion Date, Seller shall have the one time right to extend the Closing for up to thirty (30) additional days to complete such matters but not beyond the Outside Date.

7.2.        Seller Deliveries. At Closing, Seller shall deliver to Escrow Agent the following:

7.2.1.          A limited warranty deed (the "Deed") to the Real Property from Seller, duly executed and acknowledged by Seller and substantially in the form attached hereto as Exhibit D, subject only to such title matters as are approved pursuant to Section 4.5 and in the event the legal description provided in the survey differs from the legal description provided in seller’s vesting deed, at Buyer’s request, Seller shall provide a quitclaim deed for the legal description set forth in the survey.

7.2.2.          A bill of sale for the Personalty from Seller, substantially in the form attached hereto as Exhibit E, duly executed by Seller.

7.2.3.          An assignment and assumption of Leases, Contracts and Security Deposits (the "Assignment and Assumption of Leases, Contracts and Security Deposits") from Seller, substantially in the form attached hereto as Exhibit F, duly executed by Seller.

7.2.4.          An assignment of the Intangible Property (the “Assignment of Intangible Property”) from Seller, substantially in the form attached hereto as Exhibit G, duly executed by Seller.

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7.2.5.          An owner's affidavit or any other document sufficient for the Buyer's title insurer to issue, without extra charge, an owner’s policy of title insurance free of any exceptions for unfiled mechanics’ or materialmen’s liens for work performed by Seller (but not any tenants) prior to Closing, or for rights of parties in possession other than pursuant to the Leases and covering the “gap”.

7.2.6.          A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act (“FIRPTA”), as amended, in the form of Exhibit H, duly executed by Seller.

7.2.7.          Keys or combinations to all locks at the Property. Buyer hereby acknowledges and agrees that Seller shall be permitted to make the items described in this Section 7.2.7. available to Buyer at the Property in lieu of delivering them to Escrow Agent.

7.2.8.          Originals of the Leases and copies of lease files at the Real Property, and originals of any Assigned Contracts. Buyer hereby acknowledges and agrees that Seller shall be permitted to make the items described in this Section 7.2.8. available to Buyer at the Property in lieu of delivering them to Escrow Agent.

7.2.9.          Originals of the Plans and Specifications and, to the extent in Seller’s possession, all warranties relating to the construction of the Improvements and any fixtures and equipment. Buyer agrees that Seller shall be permitted to make the items described in this Section 7.2.9. available to Buyer at the Property in lieu of delivering them to Escrow Agent.

7.2.10.        If applicable, the Letter of Credit.

7.2.11.        Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the Buyer and the title company and the underwriter for the title policy;

7.2.12.        Evidence that Seller’s existing management contract with Property Manager related to the Property has been terminated.

7.2.13.        A bring down certificate reaffirming as of Closing all of the representations and warranties of Seller contained herein, as amended by the Disclosed Information, executed by Seller.

7.2.14.        An updated, certified Rent Roll dated no earlier than five (5) business days prior to the Closing.

7.2.15.        All written consents from contracting and other interested parties as necessary to effect valid and enforceable assignment of the Assigned Contracts (not otherwise terminated) to Buyer, including assignment of the general contractor’s warranty for the Improvements pursuant to Section 6.1, unless waived by Buyer.

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7.2.16.        Final affidavits of payment and waivers or releases of liens, in form acceptable to the Title Company and Bank of America, N.A. (the construction lender), from the architect and general contractor for the Improvements, and final waivers or releases of liens from all subcontractors providing work that exceeds $100,000 in value or for whom Seller’s construction lender requires final waivers or releases of liens.

7.2.17.        Owner Policy of Title Insurance conforming to the requirements of this Agreement and showing no exception for mechanics and materialmen liens.

7.2.18.        All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

7.3.        Buyer Deliveries. At Closing, Buyer shall deliver to Escrow Agent the following:

7.3.1.          In accordance with Seller’s instructions, a wire transfer in the amount required under Section 2.5 hereof (subject to the adjustments provided for in this Agreement).

7.3.2.          The Assignment and Assumption of Leases, Contracts and Security Deposits, duly executed by Buyer.

7.3.3.          The Assignment of Intangible Property, duly executed by Buyer.

7.3.4.          All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby.

8.           Apportionments; Taxes; Expenses.

8.1.        Apportionments. Seller shall deliver to Buyer a draft settlement statement reflecting the proration of amounts relating to the Property on or before three (3) business days prior to Closing.

8.1.1.          Taxes and Operating Expenses. All real estate taxes, charges and assessments affecting the Property (“Taxes”), association dues, charges and assessments, all charges for water, electricity, sewer rental, gas, telephone and all other utilities (“Operating Expenses”) shall be prorated on a per diem basis as of the date of Closing. Taxes shall be prorated based on the assessed value of the Property immediately prior to the conveyance of the Property to Buyer. Buyer acknowledges that the taxes for the current tax year will be based on the assessment attached here as Exhibit K and taxes for the next succeeding tax year shall be based on the Purchase Price. Buyer shall be entitled to all income and responsible for all expenses for the period beginning at 12:01 a.m. (Eastern Time Zone (U.S.A.)) on the date of Closing, except as set forth herein. If any Operating Expenses cannot be conclusively determined as of the date of Closing, the same shall be adjusted at Closing based upon the most recently issued bills thus far, and shall be re-adjusted when and if final bills are issued. Buyer hereby agrees to assume all non-delinquent assessments affecting the Property, whether special or general.

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Taxes for all years prior to the year in which Closing occurs shall be paid solely by Seller at or prior to Closing. Seller is not presently prosecuting tax abatement proceedings with respect to the Property.

8.1.2.          Rent. Except for delinquent rent, all rent (which shall include any other amounts owed by tenants under their respective leases) received under the Leases shall be prorated to the date of Closing. Delinquent rent shall not be prorated but shall remain the property of Seller. Payments received from tenants from and after the date of Closing shall be applied first to rents then due for the current period but not yet paid, then to any period after the date of Closing and then to delinquent rents, if any, in inverse order of maturity. Buyer shall use reasonable efforts to collect delinquent rents for the benefit of Seller, and shall cooperate with Seller in the collection of any delinquent amounts, but shall not be required to terminate any Leases or evict any tenants.

8.1.3.          Charges under Assigned Contracts. The unpaid monetary obligations of Seller with respect to any of the Assigned Contracts shall be prorated on a per diem basis as of the date of Closing.

8.1.4.          Security Deposits. The Security Deposits (together with any accrued interest thereon as may be required by law or contract) shall be credited to Buyer as of the date of Closing, and to the extent Seller has any Security Deposits held in the form of a letter of credit, such letters of credit shall be assigned to Buyer as of Closing.

8.1.5.          Correction of Prorations. In the event any prorations, apportionments, adjustments, or computation shall prove to be incorrect for any reason (including errors or omissions), then either party shall be entitled to an adjustment to correct the same within thirty (30) days after written notice to the other party, provided that all such adjustments shall be made, if at all, on or before a date which is ninety (90) days after the Closing. There shall be no adjustments to Taxes prorated at Closing which proration shall be final.

8.1.6.          Survival. The provisions of this Section 8.1 shall survive the Closing to the extent any monies may be payable pursuant to this Section 8.1 to either party subsequent to the transfer of title to the Property to Buyer.

8.2.          Closing Costs. Seller shall pay any transfer, documentary stamp and other taxes, the base premium for an Owner Policy of Title Insurance and one half (1/2) of the costs and fees of the Escrow Agent. Buyer shall pay all other title insurance costs (including costs of endorsements), all costs that Buyer incurs to update the survey, the costs of its due diligence studies and reports, recording costs or other charges imposed upon recordation of the Deed, brokerage commissions owed pursuant to Section 14 below and one half (1/2) of the costs and fees of the Escrow Agent. Seller and Buyer shall each pay the costs of its own counsel.

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8.3.          Post-Closing Rights of Seller. Seller previously deposited a letter of credit with The Daniel Island Company, Inc. in connection with its purchase of the Land (“Seller’s LOC”) which is to be returned to Seller upon completion of the Improvements. In addition, prior to Closing, Seller will deliver to the City of Charleston a two-year warranty bond (the “Road Bond”) in connection with its dedication of a street constructed by Seller situated on the Land. Seller shall provide Buyer with a copy of the Road Bond prior Closing. Nothing in this Agreement is intended to convey or grant to Buyer any rights to Seller’s LOC or the Road Bond and Seller shall retain all rights thereto. The provisions of this Section 8.3 shall survive the Closing and shall continue thereafter.

9.           Damage or Destruction; Condemnation; Insurance.

If at any time prior to the date of Closing there is damage or destruction to the Property, the cost for repair of which exceeds $1,000,000.00, as reasonably determined by Buyer and Seller, or if all or any portion of the Property is condemned or taken by eminent domain proceedings by any public authority, then, at Buyer’s option, this Agreement shall terminate, and the Deposit shall be returned to Buyer, and except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder.

If there is any damage or destruction or condemnation or taking, regardless of the cost of any repair, and if Buyer elects not to terminate this Agreement as therein provided, then (1) in the case of a taking, all condemnation proceeds paid or payable to Seller shall belong to Buyer and shall be paid over and assigned to Buyer at Closing; and (2) in the case of a casualty, Seller shall assign to Buyer all rights to any insurance proceeds paid or payable under the applicable insurance policies, less any costs of collection and any sums expended in restoration, and the Seller’s deductible shall be a credit to Buyer against the Purchase Price.

10.         Remedies.

10.1.        Buyer Default. In the event Buyer breaches or fails, without legal excuse to complete the purchase of the Property or to perform its obligations under this Agreement, then Seller shall, as its sole remedy therefor, be entitled to receive the Deposit, plus all interest earned and accrued thereon, as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default. Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer’s breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties’ best efforts to approximate such potential damages.

10.2.        Seller Default. In the event Seller breaches or fails, without legal excuse, to complete the sale of the Property or to perform its obligations under this Agreement, Buyer may, as its sole remedies therefor, subject to the next paragraph of this Section 10.2, either (i) enforce specific performance of this Agreement against Seller, or (ii) terminate this Agreement, receive a return of the Deposit and be paid by Seller Buyer’s actual and verifiable third party out-of-pocket costs relating directly to this transaction, in an amount not to exceed $150,000.00; provided, however, if Seller’s breach or failure to complete the sale of the Property is intentional, deliberate and willful, in addition to the foregoing, Seller shall reimburse Buyer the sum of any non-refundable commitment or rate lock fee paid by Buyer in connection with its financing of the Property, not to exceed one percent (1%) of the Purchase Price. In the latter case (foregoing clause (ii) of this Section 10.2), if requested by Seller in writing, Buyer shall deliver to Seller copies of the documents as set forth in the last sentence of the first paragraph of Section 4.4. In the event of any material breach by Seller of any such representations or warranties or any other material breach by Seller of any other provision of this Agreement or any agreement delivered in connection herewith (other than the Deed) discovered after Closing, Seller shall be liable only for direct and actual damages suffered by Buyer on account of Seller's breach, up to the applicable limits described hereunder, and shall in no event be liable for any indirect, consequential or punitive damages on account of Seller’s breach of any representation or warranty contained in this Agreement.

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11.         Confidentiality. Buyer agrees to keep confidential and not to use, other than in connection with its determination whether to proceed with the purchase of the Property in accordance with Section 4.4 hereof, any of the documents, material or information regarding the Property supplied to Buyer by Seller or by any third party at Seller’s request, including, without limitation any environmental site assessment reports furnished to Buyer except to Buyer’s consultants on a “need to know” basis. In addition, prior to and after the Closing, neither Buyer nor Seller shall not issue any press release or other information to the public regarding the transaction contemplated herein, except as may be expressly approved in advance by the other party. Notwithstanding the foregoing, Buyer and Seller shall be permitted to make such disclosures as are required by the law, including the securities laws and laws relating to financial reporting. Each party agrees to indemnify and hold harmless the other party from and against any and all losses, damages, claims and liabilities of any kind (including, without limitation, reasonable attorneys’ fees) arising out of such party’s breach of this Section 11. The provisions of this Section 11 shall survive the Closing or earlier termination of this Agreement.

12.         Possession. Possession of the Property shall be surrendered to Buyer at Closing, subject only to the rights of tenants under the Leases, in the same condition as it is in now, reasonable wear and tear excepted.

13.         Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party may hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

13.1.        If to Seller:

Talison Row Associates, LP

201 South Tryon Street, Suite 550

Charlotte, NC 28202

Attention: Stephen McClure

Email: Smcclure@Spectrum-Properties.com

Fax No.: (704) 358-9099

With a copy to:

Sarofim Realty Advisors Co.

8115 Preston Road, Suite 400

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Dallas, TX 75225

Attention: Scott Robinson and Michael Doramus

Email: srobinson@sraco.com and mdoramus@sraco.com

Fax No.: (214) 692-4201

With a copy to:

Ralph G. Santos

Greenberg Traurig, LLP

Suite 5200

2200 Ross Avenue

Dallas, TX 75201

E-mail: santosr@gtlaw.com

Fax No.: (214) 665-5931

If to Buyer:

Trade Street Operating Partnership, LP

19950 W. Country Club Drive, Suite 801

Aventura, Florida 33180

Attention: Greg Baumann

Email: GBaumann@Trade-Street.com

Fax No.: (786) 248-3679

With a copy to:

Bass, Berry & Sims, PLC

100 Peabody Place, Suite 900

Memphis, Tennessee 38103

Attention: T. Gaillard Uhlhorn

E-mail: guhlhorn@bassberry.com

Fax No.: (901) 543-5999

If to the Escrow Agent to:

Scott Mansfield

Vice President/Underwriting Counsel
Chicago Title
200 South Tryon Street, Suite 800
Charlotte, NC  28202
704-319-7087 (direct)
704-965-4422 (cell)
scott.mansfield@ctt.com

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Any such notice or communication shall be sufficient if sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; by overnight courier service; by facsimile transmission (provided that such facsimile transmission is confirmed by the sender by delivery service or by mail in the manner previously described within 24 hours after such transmission is sent); or by or electronic mail (provided that such electronic mail transmission is confirmed by the sender by delivery service or by mail in the manner previously described within 24 hours after such transmission is sent). Any such notice or communication shall be effective when delivered or when delivery is refused. Notice given by electronic mail in accordance herewith shall be effective upon the entrance of such electronic mail into the sender’s information processing system.

14.         Brokers. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction other than Apartment Realty Advisors (ARA), to whom Buyer shall pay a commission according to separate agreement. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys’ fees) arising out of a breach of its representation or undertaking set forth in this Section 14. The provisions of this Section 14 shall survive Closing or the termination of this Agreement.

15.         Escrow Agent. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:

15.1.        Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

15.2.        Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent’s duties under this Agreement shall be limited to those provided in this Agreement.

15.3.        Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses including reasonable attorneys’ fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

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15.4.        Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both Buyer and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys’ fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

15.5.        Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

15.6.        Interest. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing account. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer except to the extent the Deposit becomes payable to Seller pursuant to Section 10.1. In such event the interest earned on the Deposit shall accrue to the benefit of the Seller.

16.         Representations of Buyer. Buyer represents and warrants that:

16.1.        Authority. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, prior to Closing will be duly qualified to transact business in the State of South Carolina and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer has been duly authorized.

16.2.        No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer does not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer, which will not be discharged, assumed or released at Closing. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

16.3.        Source of Funds. Buyer acknowledges and agrees that its obligations hereunder are not contingent upon Buyer obtaining financing for the purchase of the Property.

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17.         Miscellaneous.

17.1.        Assignability. Buyer may not assign or transfer all or any portion of its rights or obligations under this Agreement to any other individual, entity or other person without first obtaining the prior written consent of Seller, provided, no later than twenty (20) days after the Completion Date, Buyer may assign its rights and obligations under this Agreement without Seller’s consent to any entity that is controlling, controlled by or under common control with Buyer so long as Buyer gives Seller written notice of such assignment. No assignment or transfer by Buyer will (i) be permitted if such assignment or transfer would, in Seller’s reasonable opinion, cause this transaction to violate any provision of applicable law, (ii) not release Buyer from its obligations under this Agreement, or (iii) obligate Seller to change or obtain any document previously issued to or in the name of Buyer to reflect assignee in lieu of Buyer.

17.2.        No Third-Party Beneficiaries. This Agreement is not intended, and shall not be interpreted or construed, to give rise to any third-party beneficiary or create any right, claim, defense, cause of action or contractual relationship, of any kind between any persons or entities other than Buyer and Seller.

17.3.        Governing Law; Bind and Inure. This Agreement shall be governed by the law of the State of South Carolina and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

17.4.        Recording. Neither this Agreement nor any notice or memorandum hereof shall be recorded in any public land record. A violation of this prohibition shall constitute a material breach entitling the non-breaching party to terminate this Agreement.

17.5.        Time of the Essence. Time is of the essence of this Agreement.

17.6.        Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

17.7.        Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

17.8.        Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

17.9.        Survival. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer shall survive the Closing and delivery of the deed and other closing documents by Seller to Buyer, and shall not be deemed to have merged therewith; provided, however, that any suit or action for breach of any of the representations or warranties set forth herein must be commenced within nine (9) months shall be deemed irrevocably waived and further provided that any recourse sought under such suit or action shall be limited to the maximum aggregate amount of Seven Hundred Fifty Thousand Dollars ($750,000.00) and no action may be taken with respect to any greater amounts or other assets of Seller. Unless expressly made to survive, all obligations and covenants of Seller contained herein shall be deemed to have been merged into the Deed and shall not survive the Closing. Seller agrees to maintain its entity existence for nine (9) months after Closing.

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17.10.      Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s attorney is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

17.11.      Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

17.12.      Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17.13.      Rule 3.14 Audit. Until Closing and for a period of one year following the Closing Date, Seller agrees to provide to Purchaser and Purchaser’s accountants existing non-confidential and non-proprietary accounting and financial materials relating solely to Seller’s operation of the Property (including, without limitation, bank statements, rent rolls and property-level accounting records) reasonably requested by Purchaser for the purpose of preparing a property-level Statement of Revenues and Certain Expenses (“Rule 3-14 Financials”) as required by Rule 3-14 of Securities and Exchange Commission Regulation S-X and sufficient to support an audit opinion by an independent accounting firm with respect to the Rule 3-14 Financials; provided, that Seller shall not be required to prepare or compile any materials nor shall Seller be required to incur any third party costs or expenses in connection therewith nor shall Seller be required to make any representations or warranties with respect to such information beyond a customary representation letter reasonably requested by any accounting firm engaged by Purchaser to deliver its auditors report with respect to the Rule 3-14 Financials. Buyer acknowledges and agrees that the foregoing accounting and financial materials to be provided by Seller does not include any information or materials relating to the acquisition of the Real Property by Seller or the construction of the Improvements by Seller and is to be limited solely to information regarding the Property after it was placed into operation.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

SELLER:

TALISON ROW ASSOCIATES, LP
a Delaware limited partnership

By:	Talison Row Development, LLC,
a Delaware limited liability company,
its general partner

	By:	/s/ Darryl Dewberry
	Name:	Darryl Dewberry
	Title:	Manager

BUYER:

TRADE STREET OPERATING PARTNERSHIP, LP,
a Delaware limited partnership

By:	Trade Street OP GP, LLC,
a Delaware limited liability company,
its general partner

By:	Trade Street Residential, Inc.,
a Maryland corporation,
its sole member

	By:	/s/ Bert Lopez
	Name:	Bert Lopez
	Title:	COO/CFO

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ M. Scott Mansfield
	Name:	M. Scott Mansfield
	Title:	V.P.

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List of Exhibits

Exhibit A	-	Description of Land
Exhibit B	-	List of Plans and Specifications
Exhibit C	-	Letter of Credit Requirements
Exhibit D	-	Form of Deed
Exhibit E	-	Form of Bill of Sale
Exhibit F	-	Form of Assignment and Assumption of Leases, Contracts and
Security Deposits
Exhibit G	-	Form of Assignment of Intangible Property
Exhibit H	-	Form of Non-Foreign Affidavit
Exhibit I	-	Form of Rent Roll
Exhibit J	-	Form of Operating Statements
Exhibit K	-	Tax Assessment
Exhibit L	-	Construction Lender’s Survey Requirements

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EXHIBIT A

Description of Land

EXHIBIT B

List of Plans and Specifications

1

2

EXHIBIT C

Letter of Credit Requirements

Buyer must deliver to Seller an unconditional, irrevocable standby letter of credit (“Letter of Credit”) which is reasonably acceptable to Seller and which:

(a)         is issued by a United States federal or state chartered bank (“Issuer”) that (i) is a commercial bank or trust company reasonably acceptable to Seller, and (ii) has total assets of at least $100,000,000,000, as determined in accordance with generally accepted accounting principles consistently applied (“Total Assets”);

(b)         names Seller as beneficiary thereunder;

(c)         has a term ending not less than one year after the date of issuance;

(d)         automatically renews for one-year periods unless Issuer notifies beneficiary in writing, at least 60 days prior to the expiration date, that Issuer elects not to renew the Letter of Credit;

(e)         provides for payment to beneficiary of immediately available funds (denominated in United States dollars) in the amount of $800,000 dollars within 24 hours after presentation of a sight draft and a certificate signed by a person who represents that he or she has been authorized by the general partner of Seller to present the Letter of Credit and affirmatively stating that Seller is entitled under the terms of this Agreement to draw on the Letter of Credit;

(f)          provides that draws may be presented, and are payable, at Issuer’s office located in any of Dallas, Texas or Charlotte, North Carolina;

(g)         permits partial and multiple draws;

(h)         waives any rights Issuer may have, at law or otherwise, to subrogate to any claims beneficiary may have against applicant or applicant may have against beneficiary; and

(i)          is governed by the International Standby Practices 1998, published by the International Chamber of Commerce.

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EXHIBIT D

Form of Deed

LIMITED WARRANTY DEED

[with Restrictive Covenant]

STATE OF SOUTH CAROLINA

COUNTY OF BERKELEY

KNOW ALL MEN BY THESE PRESENTS: That _____________________, a Delaware limited partnership, hereinafter called Grantor, for and in consideration of the sum of Ten and No/100th Dollars ($10.00) and other good and valuable consideration hereby acknowledged to have been paid to said Grantor by ______________________________________________, a _____________________________, hereinafter called Grantee, does hereby grant, bargain, sell, and convey unto the said Grantee, subject to the matters and reservations hereinafter set forth, Grantor’s entire interest in and to the following described property, to-wit:

All those tracts or parcels of land lying and being in Berkeley, South Carolina, and being more particularly described in Exhibit "A" attached hereto and by this reference made a part hereof together with all buildings, structures, improvements and fixtures located thereon (the "Property").

TOGETHER with all and singular the rights of ways, easement rights, hereditaments and appurtenances thereunto belonging or in anywise appertaining.

TO HAVE AND TO HOLD unto said Grantee and unto Grantee’s successors and assigns forever, subject to the reservations and restrictions of a limited warranty deed in the state of South Carolina.

AND, subject to ad valorem taxes not yet due and payable, and the matters set forth on Exhibit "B" attached hereto and hereby made a part hereof, Grantor will warrant and defend the right and title to the Property unto Grantee against the lawful claims of all persons claiming by, through, or under Grantor , Grantor's agents, successors and assigns and against all persons whomsoever lawfully claiming, or to claim the same or part thereof, subject to the reservations and restrictions of a limited warranty deed in the state of South Carolina.

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AS A MATERIAL INDUCEMENT TO GRANTOR TO CONVEY THE PROPERTY TO GRANTEE, GRANTEE COVENANTS AND AGREES ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS, THAT NO PORTION OF THE PROPERTY SHALL BE SUBJECTED TO A CONDOMINIUM REGIME AND NO DWELLING UNIT SITUATED ON THE PROPERTY SHALL BE SOLD OR TRANSFERRED AS A CONDOMINIUM FOR A PERIOD OF 8 YEARS FROM THE DATE OF THIS DEED.

IN WITNESS WHEREOF, Grantor has caused this Presents to be executed in its name and its seal to be hereunto affixed, effective as of the ___ day of .

WITNESSES:	GRANTOR:

SIGNED, sealed and delivered in the	__________________________, L.P.,
presence of:	a Delaware limited partnership

_____________________________________	By:__________________________________
Witness	Print Name:____________________________
Print Name:___________________________	Its:__________________________________

_____________________________________
Witness
Print Name:___________________________

ACKNOWLEDGMENT

STATE OF ____________________

COUNTY OF ____________

PERSONALLY appeared before me this day the undersigned witness and made oath that (s)he saw ____________________________________, _____________________________, a Delaware limited partnership, sign, seal and as his/her act and deed, and as the act and deed of the company, deliver the foregoing deed, and (s)he, with the other witness named above, witnessed the execution and delivery thereof as the act and deed of the limited liability company.

_________________________________________
(Signature of Either Witness)
SWORN to before me this ___	Print Name:____________________________
day of ___________, 2008

________________________
Notary Public,
Print Name:_____________________
State of _________________

2

My Commission Expires:

GRANTOR’S ADDRESS:

Mail future tax bills to
GRANTEE’S ADDRESS:

3

EXHIBIT A TO SOUTH CAROLINA LIMITED WARRANTY DEED

4

EXHIBIT E

Form of Bill of Sale

_____________________________, a ___________________ _______________ (“Seller”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby grants, bargains, sells, transfers and delivers to _____________________, a ___________________________ (“Buyer”), all of Seller’s right, title and interest in and to the fixtures, equipment, furniture, furnishings, appliances, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with the real property described on Exhibit A attached hereto (the “Real Property”) including without limitation the tangible personal property listed on Exhibit B attached hereto and incorporated by reference herein (collectively, the “Personal Property”), but specifically excluding from the Personal Property any accounting software or related items, all property leased by Seller or owned by tenants or others, if any, to have and to hold the Personal Property unto Buyer, its successors and assigns, forever.

Seller hereby represents and warrants to Buyer that Seller has the full right, power and authority to sell the Personal Property and to make and execute this Bill of Sale. Seller hereby agrees to warrant and defend the title to the Personal Property conveyed hereby to Buyer against the lawful claims and demands of all persons claiming by, through or under Seller. Except as set forth above and in the Purchase and Sale Agreement by and between Seller and Buyer dated as of _______________ __, 20__ (the “Purchase Agreement”), Seller grants, bargains, sells, transfers and delivers the Personal Property in its “AS IS” condition, WITH ALL FAULTS, IF ANY, and makes no representations or warranties, direct or indirect, oral or written, express or implied, as to title, encumbrances and liens, merchantability, condition or fitness for a particular purpose or any other warranty of any kind, all of which representations and warranties are expressly hereby disclaimed and denied.

Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

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Executed under seal this ____ day of __________ 20__.

SELLER:

____________________________________,
a ___________________ ______________

By: ____________________________(Seal)
Name:__________________________
Title:___________________________

2

EXHIBIT A TO BILL OF SALE

Description of Property

3

EXHIBIT B TO BILL OF SALE

List of Personalty

4

EXHIBIT F

Form of Assignment and Assumption of Leases, Contracts and Security Deposits

DATE:	____________________, 20__

ASSIGNOR:	_________________________, a ___________

ASSIGNEE:	_________________________, a ___________

RECITALS:

WHEREAS, Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of _______________, 20__ (the “Purchase Agreement”), wherein Assignor agreed to sell and Assignee agreed to buy certain real property described in Exhibit A attached hereto and the improvements located thereon (the “Property”); and

WHEREAS, Assignee desires to assume and Assignor desires to assign to Assignee all of Assignor's interest (i) as landlord, under the leases (the “Leases”) described in Exhibit B attached hereto and incorporated herein pertaining to the Property, including any security deposits, letters of credit, advance rentals, or like payments held by Assignor in connection with the Leases, and (ii) as owner, under the service contracts (the “Contracts”) described in Exhibit C attached hereto and incorporated herein pertaining to the Property.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.          Assignment. Assignor conveys and assigns to Assignee all of Assignor’s right, title and interest in and to the Leases and the Contracts, together with the right to receive any and all sums and proceeds arising out of said Leases and Contracts, from and after the date hereof (the “Conveyance Date”), but reserving unto Assignor all uncollected rent attributable to the period prior to the Conveyance Date pursuant to the provisions of Section 8.1 of the Purchase Agreement.

2.          Assumption. Assignee assumes and agrees to be bound by all of Assignor’s liabilities and obligations pursuant to the Leases and the Contracts, if any, and agrees to perform and observe all of the covenants and conditions contained in the Leases and the Contracts, from and after the Conveyance Date.

3.          Indemnification. Assignee covenants and agrees to indemnify and hold harmless Assignor for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection therewith, arising out of any breach of any of the Leases or the Contracts by Assignee to the extent occurring from and after the Conveyance Date. Assignor covenants and agrees to indemnify and hold harmless Assignee for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection therewith, arising out of any breach of any of the Leases or the Contracts by Assignor to the extent occurring prior to the Conveyance Date

1

4.          Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

5.          Construction; Definitions. This Assignment shall be construed according to South Carolina law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

6.          Counterparts. This Assignment may be executed in counterparts, which taken together shall constitute one original instrument.

DATED as of the day and year first above written.

ASSIGNOR:
____________________________________,
a ___________________ ______________

By: ____________________________(Seal)
Name:__________________________
Title:___________________________

ASSIGNEE:
____________________________________,
a ___________________ ______________

By: ____________________________(Seal)
Name:__________________________
Title:___________________________

2

EXHIBIT A TO ASSIGNMENT OF LEASES, CONTRACTS AND SECURITY DEPOSITS

Description of Property

3

EXHIBIT B TO ASSIGNMENT OF LEASES, CONTRACTS AND SECURITY DEPOSITS

Leases

4

EXHIBIT C TO ASSIGNMENT OF LEASES, CONTRACTS AND SECURITY DEPOSITS

Contracts

5

EXHIBIT G

Assignment of Intangible Property

DATE:	__________________________, 20__

ASSIGNOR:	________________________, a _________

ASSIGNEE:	________________________, a _________

RECITALS:

B.           Assignor presently owns the real property described in Exhibit A to this Assignment and the improvements and personal property located thereon (the “Property”).

C.           WHEREAS, Assignor and Assignee have entered into that certain Purchase and Sale Agreement dated as of ______________, 20__ (the “Purchase Agreement”), wherein Assignor agreed to sell and Assignee agreed to buy the Property;

D.           Assignor desires to sell the Property to Assignee, and in connection therewith, Assignor desires to assign to Assignee and Assignee desires to acquire Assignor’s interest, if any, in and to the following described rights, interests and property inuring to the benefit of Assignor and relating to the Property.

FOR VALUABLE CONSIDERATION, the receipt and adequacy of which are hereby acknowledged, Assignor agrees as follows:

1.          Assignment. Assignor assigns, transfers, sets over, and conveys to Assignee, to the extent the same are assignable, all of Assignor’s right, title, and interest, if any, in and to in all intangible rights and property used or useful in connection with the foregoing but only if and to the extent assignable, including, without limitation, (i) all development rights, contract rights, guarantees, licenses, approvals and permits relating to the operation of the Property, the Plans and Specifications, other architectural and engineering drawings for the Improvements, drawings, building permits, construction warranties and other warranties relating to the fixtures and equipment constituting part of the Improvements and the Personalty, (ii) the marks identifying the Property, including, without limitation, “Talison Row”, and (iii) telephone exchange numbers, website domains, and advertising materials used in connection with the Property (collectively the “Intangible Property”).

2.          Consents. Seller warrants and represents to Buyer that Seller has obtained all consents (written and verbal) from all contracting parties and other interested parties as necessary to effect valid and enforceable assignments of the Intangible Property.

1

3.          Binding Effect. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

4.          Construction; Definitions. This Assignment shall be construed according to South Carolina law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

DATED as of the day and year first above written.

ASSIGNOR:
____________________________________,
a ___________________ ______________

By: ____________________________(Seal)
Name:__________________________
Title:___________________________

ASSIGNEE:
____________________________________,
a ___________________ ______________

By: ____________________________(Seal)
Name:__________________________
Title:___________________________

2

EXHIBIT A TO ASSIGNMENT OF INTANGIBLE PROPERTY

3

EXHIBIT B

4

EXHIBIT H

Non-Foreign Affidavit

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by _____________________ (“Seller”), the undersigned hereby certifies the following:

1.          Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.          Seller’s U.S. taxpayer identification number is [___________]; and

3.          Seller’s address is c/o ______________________________________________.

The undersigned understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both. Under penalties of perjury, the undersigned declares that it has examined this certification and to the best of its knowledge and belief it is true, correct, and complete, and further declares that it has authority to sign this document.

Date: As of ______________, ____

________________________________

By:	___________________________
Name:
Title:

1

EXHIBIT I

Form of Rent Roll

1

EXHIBIT J

Form of Operating Statements

1

EXHIBIT K

Tax Assessment

[attached to this cover page]

1

BERKELEY COUNTY REAL PROPERTY SERVICES
PO Box 6122, 1003 Highway 52, Moncks Corner, SC 29461
www.BerkeleyCountySC.gov
Local: (843) 719-4061 Charleston: (843) 723-3800 Ext 4061 St. Stephen: (843) 567-3136 Ext 4061

Notice of Classification, Appraisal, & Assessment of Values for Real Estate Tax Year 2013

THIS IS NOT A TAX BILL

Date of Notice:
3/8/2013

Taxable Value
$4,334,800

Assessed Value
$260,090

TALISON ROW ASSOCIATES LP
C/O SPECTRUM PROP RES INC.
201 S Tryon St Ste 550
Charlotte, NC 28202-3222

Location: 480 SEVEN FARMS DR
Appraiser Area: DP Phone: (843) 719-4065
Appraiser: Dennis Prues

Classification	Acres	Market Value	Capped Value	Ratio	Assessment
Owner Occupied Residential	0.00	$0	$0	0.04	0
Other Property	10.28	$4,334,800	$4,334,800	0.06	260,090
Market Value Agricultural		$0	$0		
Use Value Agricultural	0.00	$0	$0	0.00	0
Total Acreage:	10.28	Total Assessment	260,090		

YOU WILL BE BILLED AT A LATER DATE. THIS IS NOT THE TAX AMOUNT TO BE PAID. ^^^^^^^^^^^^^

PROPERTY LOCATION
480 SEVEN FARMS DR
NEIGHBORHOOD D919 - DANIEL ISLAND COMMERCIAL VALUES

Information

TMS#: 275-00-00-245

Market Value:
$4,334,800

Taxable Capped Value:
$4,334,800

THIS IS NOT A TAX BILL

Reason for Notice:
VAL/STAT CHG

Account: 99046

If you disagree with the appraisal and/or assessment, you must file written objection with the Assessor within 90 days, or before 6/6/2013

Please keep this top portion for your records

Informal Appeal Response

Berkeley County Real Property Services
PO Box 6122, 1003 Highway 52
Moncks Corner, SC 29461

Detach and return completed form below if you wish to appeal.

Please complete an informal appeal form for each parcel you wish to appeal.
Owners opinion of value: ________________ I disagree with the value of my property because: ____

Documentation to support your opinion of value is essential. Please attach copies of any appraisals, closing statements, real estate listings, income and expense statements, etc. to this form.
Upon which of the following do you base your opinion? Check all that apply.

- ☐ Judgement Only
- ☐ Purchase Price
- ☐ Asking Price
- ☐ Recent Offer
- ☐ Outside Appraisal
- ☐ Comparable Sales
- ☐ Economic Rent
- ☐ Other

What was the purchase price (if purchased within the last four years)? Date Purchased__________ Price__________
List any remodeling completed within the last four years and cost. ______________________________
If the property has been offered for sale in the last four years, list the asking price. ______________________

Information:

TMS #:	275-00-00-245
Account:	99046
Appraiser Area:	DP
Date of Notice:	3/8/2013
Market Value:	$4,334,800
Taxable Value:	$4,334,800
Assessed Value:	260,090

If this is a Commercial Property, please include the following:

1. Three-year income and expense history starting with current year. Separate expense items paid by tenant and or landlord.
2. Rental schedules for all rented space including square footage, tenant expense, length of lease, escalation clauses, etc.
3. Rental schedules for all vacant space including square footage, tenant expenses, length of lease, escalation clauses, etc.
4. Four-year history of capital expenditures starting with current year.

(This information can be attached on a separate sheet.)

Please make address corrections below:

TALISON ROW ASSOCIATES LP
C/O SPECTRUM PROP RES INC.
201 S Tryon St Ste 550
Charlotte, NC 28202-3222

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Date Telephone Email

Owner's Signature (Signature Required for Processing) (If agent signed for owner, give relationship.)

NOTE: If you agree with the assessment value, no response is required.

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EXHIBIT L

Construction Lender Survey Requirements

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